Exhibit 10.16

BEYONDSPRING PHARMACEUTICALS, INC.

August 7, 2024

Lan Huang

4506 Delafield Ave,

Bronx NY 10471

Re: Employment Terms

Dear Lan:

The purpose of this letter is to confirm certain changes that we expect to make with respect to the terms of your employment by BeyondSpring Pharmaceuticals, Inc. (“BeyondSpring”) in connection with the commencement of your separate and related employment by BeyondSpring’s affiliate, SEED Therapeutics, Inc US. (“SEED”). The anticipated changes include the following:

●	You will be assigned to 80% of your work time to assist with SEED efforts effective September 1, 2024.
●	Your new base salary as an employee of BeyondSpring will be $90,584.
●	The number of hours that you will be expected to work for BeyondSpring will be reduced by the number of hours that you commit to work for Seed; and
●

If your employment with SEED terminates other than for Cause (as defined in your Employment Agreement with BeyondSpring), you will resume full-time employment with BeyondSpring and your salary will be increased to match the salary you received prior to the reduction described above.

We will work with you to memorialize the changes described above, and any related changes, in a formal amendment to your Employment Agreement as soon as practicable. In the meantime, please sign and date this letter in the space indicated below to confirm that the proposed changes to the terms of your employment with BeyondSpring are acceptable.

Sincerely,

/s/ Lan Huang
Lan Huang, Chief Executive Officer

Understood and Accepted:

/s/ Lan Huang	August 20, 2024
Lan Huang	Date